Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Jon Kranov

Senior Vice President and Chief Financial Officer

(815) 433-2525

OTTAWA SAVINGS BANCORP, INC. ANNOUNCES

RESIGNATION OF PRESIDENT AND CHIEF EXECUTIVE OFFICER AND

APPOINTMENT OF NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

May 24, 2010, Ottawa, Illinois — Ottawa Savings Bancorp, Inc. (OTTW.OB) (the “Company”), the holding company for Ottawa Savings Bank (the “Bank”) (collectively referred to as “Ottawa Savings”), announced today that Gary L. Ocepek has notified the Board of Directors that he is resigning as President and Chief Executive Officer and from the Boards of Directors of Ottawa Savings effective May 31, 2010. The Company and the Bank accepted Mr. Ocepek’s resignation and thanked him for his years of service and leadership. “Gary has guided Ottawa Savings through a number of challenges during his tenure,” said Board member Keith F. Johnson on behalf of the Board of Directors. “We thank Gary for his dedication and service and wish him well in his future endeavors.”

The Company also announced that the Boards of Directors of Ottawa Savings have appointed Jon Kranov, Senior Vice President and Chief Financial Officer of Ottawa Savings, to the position of President and Chief Executive Officer effective upon Mr. Ocepek’s departure. Mr. Kranov has also been appointed to fill the vacancy on Ottawa Savings’ Boards of Directors that will result from Mr. Ocepek’s resignation. Mr. Kranov will continue to serve as Ottawa Savings’ Chief Financial Officer pending the appointment of a new Chief Financial Officer. “The Board is extremely pleased to announce that Jon Kranov will be assuming the duties of President and Chief Executive Officer, and will join the Board, effective May 31st. Jon’s 32 years with Ottawa Savings provide him with incomparable experience and extensive knowledge of all aspects of the Company’s and the Bank’s business and operations,” said Mr. Johnson. “He is committed to the success of the Company and to building shareholder value.” Mr. Kranov, age 55, is a lifelong resident of LaSalle County, whose long history with Ottawa Savings and involvement with the local community will afford the Boards valuable insight regarding the business and operations of Ottawa Savings. Mr. Kranov has served as Senior Vice President and Chief Financial Officer of the Bank since 1996, and as Senior Vice President and Chief Financial Officer of the Company and Ottawa Savings Bancorp MHC since 2005. He has been employed with the Bank since 1978.

The Company is the majority-owned subsidiary of Ottawa Savings Bancorp MHC, which owns 57.7% of the Company’s outstanding shares. The Bank, originally chartered in 1871, is a community bank serving Ottawa, Illinois and LaSalle County through its main office in Ottawa, Illinois.

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.